UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 15, 2020

AUDIOEYE, INC.

(Exact name of registrant as specified in charter)

Delaware	20-2939845
State of Other Jurisdiction of Incorporation	IRS Employer Identification No.

5210 E. Williams Circle, Suite 750

Tucson, Arizona 85711

(Address of principal executive offices / Zip Code)

(866) 331-5324

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act.
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act.
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act.
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act.

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class Common	Trading Symbol(s)	Name of each exchange on which registered
Stock, par value $0.00001 per share	AEYE	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement

On April 15, 2020, AudioEye, Inc. (the “Company”) entered into a note agreement in the amount of $1.3 million with Liberty Capital Bank (“Loan”) pursuant to the Paycheck Protection Program (“PPP”) of the Coronavirus Aid, Relief, and Economic Security Act (CARES Act), which is being administered by the Small Business Administration (“SBA”). The Loan has been funded.

All or a portion of the Loan may be forgiven by the SBA upon application by the Company in accordance with the SBA requirements. Under the PPP, loan forgiveness is available for the sum of payroll costs, rent payments, mortgage interest and utilities during the eight-week period beginning on the date of loan approval. For purposes of the PPP, payroll costs exclude compensation of an individual employee in excess of $100,000, prorated annually. Not more than 25% of the forgiven amount may be for non-payroll costs. Forgiveness is reduced if full-time headcount declines, or if salaries and wages for employees with salaries of $100,000 or less annually are reduced by more than 25%.

The Company intends to use all proceeds from the Loan to retain employees, maintain payroll and make lease, mortgage interest and utility payments.

Loan payments are deferred for six months. The loan has a maturity of two years and an interest rate of 1%.

The loan is not collateralized and is not personally guaranteed.

No fees were charged in connection with the loan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

April 21, 2020	AudioEye, Inc.
(Registrant)

	By	/s/ Heath Thompson
Name: Heath Thompson
Tittle: Chief Executive Officer